Exhibit 99.1

VSB Bancorp, Inc.
Third Quarter 2009 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —October 14, 2009. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $474,469 for the third quarter of 2009, a 12.6% decrease from the third quarter of 2008. The following unaudited figures were released today. Pre-tax income was $881,222 in the third quarter of 2009, as compared to $1,009,408 for the third quarter of 2008, a decrease of $128,186, or 12.7%. Net income for the quarter was $474,469, or basic income of $0.26 per common share, as compared to a net income of $542,704, or $0.29 basic income per common share, for the quarter ended September 30, 2008.

The $68,235 decrease in net income was attributable to an increase in non-interest expense of $114,084 and an increase in the provision for loan losses of $35,000. These increases were partially offset by an increase in net interest income of $27,779 and a decrease in income tax expense of $59,951.

The $27,779 increase in net interest income for the third quarter of 2009 occurred primarily because our cost of funds decreased by $202,539 and our interest income decreased by $174,760. The most significant components of the decrease in interest expense were a $163,388 decrease in interest on time deposits and a $36,606 decrease in interest on subordinated debt because we repaid the subordinated debt on August 8, 2008. In contrast, the decline in interest income resulted from a $221,886 decrease in investment income, due to a 49 basis point decrease in yield coupled with a $6.7 million decrease in its average balance between the periods, and a $37,115 decline in interest income from other interest earning assets (principally overnight investments) due to a 169 point decrease in yield partially offset by the $29.4 million increase in its average balance. The decrease in interest income was partially offset by an $82,241 increase in interest income from loans. The increase in interest income on loans included $28,110 representing interest owed for a prior period that was paid during the third quarter of 2009 on a non-accrual loan that was paid in full. We also had an increase in the provision for loan losses of $35,000 due to continued economic weakness.

The average yield on loans declined 13 basis points from the third quarter of 2008 to the third quarter of 2009 but that decline was partially offset by a $7.0 million increase in average loan balances. Reductions in the prime rate during 2008 have caused our prime based loans to reach their interest rate floors. These floors have helped to stabilize the interest income from the loan portfolio and were a significant contributor to moderating the decline in interest income. In contrast, the average yield on our investment securities portfolio declined 49 basis points, as new securities were purchased at rates substantially below the rates on securities repaid or matured, and the average balance of that portfolio decreased by $6.7 million. The average yield on overnight investments declined 169 basis points between the same periods, corresponding to a 175 basis point decline in the average target federal funds rate between the two periods. Non-interest income remained relatively stable, decreasing by $6,881 to $597,084 in the third quarter of 2009 when compared to the same quarter in 2008. These factors caused our interest rate spread and margin to decrease by 22 basis points and 50 basis points, respectively.

Comparing the third quarter of 2009 with the same quarter in 2008, non-interest expense increased by $114,084, totaling $1.9 million for the third quarter of 2009. The principal increase was an increase in FDIC and NYSBD assessments due to an increase in FDIC regular assessment rates which were effective April 1, 2009. The FDIC increased its insurance premium rates to banks in 2009 due to losses to the FDIC insurance fund as a result of bank failures during 2008 and 2009, coupled with additional losses that the FDIC projects for the remainder of 2009 due to anticipated additional bank failures. The other categories of non-interest expenses increased for various business reasons including increased salary and benefits due to additional staff and higher related benefit costs, increased professional fees due to preparing for our first year of compliance with Section 404(b) of the Sarbanes-Oxley Act. The SEC recently extended the initial compliance date for non-accelerated filers such as the Company so Section 404(b) will not apply to us until next year. The increase in these non-interest expenses was partially offset by a $20,775 decrease in legal expenses due to reduced collection costs.

Total assets increased to $230.0 million at September 30, 2009, an increase of $17.4 million, or 8.2%, from December 31, 2008. Total deposits, including escrow deposits, increased to $202.6 million, an increase of $14.5 million, or 7.7%. The mix of our deposits also changed as NOW accounts increased by $14.4 million, demand and checking increased by $6.5 million and time deposits decreased by $12.2 million from year end 2008. The Bancorp’s Tier 1 capital ratio was 10.04% at September 30, 2009.

Average interest-earning assets and average loans increased by $29.6 million and $7.0 million, respectively, from the third quarter of 2008 to the third quarter of 2009. Average demand deposits, an interest free source of funds for us to invest, increased by $2.6 million from the third quarter of 2008, representing approximately 33% of average total deposits for the third quarter of 2009. Average interest-bearing deposits increased by $17.3 million, resulting in an overall $19.9 million increase in average total deposits from the third quarter of 2008 to the third quarter of 2009. Average interest-bearing liabilities increased by $15.1 million, which included the decrease in liabilities caused by repaying $5.2 million in subordinated debt in August 2008. The Company’s interest rate spread and interest rate margin were 3.62% and 3.98%, respectively, for the quarter ended September 30, 2009 as compared to 3.84% and 4.48%, respectively, for the quarter ended September 30, 2008. The interest rate spread and margin decreased because the proceeds from payments on investment securities were reinvested at lower rates and overnight investment yields declined, both because of the dramatic decline in market interest rates.

Pre-tax income decreased to $2,427,087 for the first nine months of 2009, as compared to $2,475,516 for 2008, a decrease of $48,429, or 2.0%. Net income for the nine months ended September 30, 2009 was $1,306,817, or basic net income of $0.72 per common share, as compared to a net income of $1,330,924, or basic net income of $0.72 per common share, for the nine months ended September 30, 2008. The $24,107 decline in net income for the nine months ended September 30, 2009 was attributable principally to an increase in the provision for loan losses of $325,000, due to weakness in the economy, an increase in non-interest expense of $338,893, due primarily to a $141,500 increase in FDIC and NYSBD assessments, and a $44,100 increase in professional fees, due to preparing for our first year of compliance with Section 404(b) of the Sarbanes-Oxley Act.

These expense increases were partially offset by a $584,229 increase in net interest income as interest expense decreased by $807,286, due to a 101 basis point drop in the cost of time deposits and a $214,685 reduction in interest on subordinated debt due to its repayment in August 2008. Interest income decreased by $223,057 as the decline in market rates had a lesser effect on interest income than on our cost of funds, due principally to the floors on our prime-based loans. Average interest earning assets also increased by $20.9 million from the 2008 period, resulting in additional increases in interest income. We also had a $31,235 increase in non-interest income. Income tax expense decreased $24,322 due to the decrease in pre-tax income.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “Problems that persist in both the national and local economies are putting more stress on our Company’s earnings. The recent increases in the FDIC’s base assessment and the imposition of the special assessment have also contributed to earnings pressure. Despite these factors, we have been able to generate substantially the same income for the nine months ended 2009 as compared to the same period in 2008.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated “Our ROA was 0.79% and our ROE was 7.42% for the third quarter of 2009, which compares favorably to our peers. We continue to increase our book value per share, which now stands at $13.69. We have been able to grow relationships in this tough market by delivering the highest quality personal service to the professionals and business owners on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $25.3 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
September 30, 2009
(unaudited)

	September 30, 2009	December 31, 2008

Assets:

Cash and cash equivalents	$37,037,519	$21,240,223
Investment securities, available for sale	116,543,013	120,288,588
Loans receivable	72,805,540	66,246,652
Allowance for loan loss	(1,024,025)	(987,876)

Loans receivable, net	71,781,515	65,258,776
Bank premises and equipment, net	3,351,744	3,695,822
Accrued interest receivable	705,461	723,473
Deferred taxes	—	525,839
Other assets	603,760	925,007

Total assets	$230,023,012	$212,657,728

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$65,072,578	$58,598,579
NOW	32,039,390	17,636,154
Money market	26,826,811	22,829,789
Savings	14,079,651	12,412,561
Time	64,168,043	76,323,494

Total Deposits	202,186,473	187,800,577
Escrow deposits	380,719	308,872
Accounts payable and accrued expenses	2,123,057	1,344,512

Total liabilities	204,690,249	189,453,961

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,945,134 issued, 1,850,491 outstanding at September 30, 2009 and 1,923,884 issued, 1,882,461outstanding December 31, 2008)	195	192
Additional paid in capital	9,261,479	9,200,010
Retained earnings	15,697,522	14,714,143
Treasury stock, at cost (94,643 shares at September 30, 2009 and 41,423 shares at December 31, 2008)	(858,863)	(395,891)
Unearned ESOP shares	(774,941)	(901,750)
Accumulated other comprehensive gain, net of taxes of $1,692,852 and $488,735, respectively	2,007,371	587,063

Total stockholders’ equity	25,332,763	23,203,767

Total liabilities and stockholders’ equity	$230,023,012	$212,657,728

VSB Bancorp, Inc.
Consolidated Statements of Operations
September 30, 2009
(unaudited)

	Three months ended Sept. 30, 2009	Three months ended Sept. 30, 2008	Nine months ended Sept. 30, 2009	Nine months ended Sept. 30, 2008

Interest and dividend income:
Loans receivable	$1,360,529	$1,276,288	$4,014,424	$3,693,696
Investment securities	1,252,213	1,474,099	3,949,499	4,289,758
Other interest earning assets	11,199	48,314	21,633	225,159

Total interest income	2,623,941	2,798,701	7,985,556	8,208,613

Interest expense:
NOW	37,685	31,612	100,458	96,545
Money market	63,044	64,094	186,499	232,695
Savings	12,186	19,754	38,507	56,927
Subordinated debt	—	36,606	—	214,685
Time	202,074	365,462	733,391	1,265,289

Total interest expense	314,989	517,528	1,058,855	1,866,141

Net interest income	2,308,952	2,281,173	6,926,701	6,342,472
Provision for loan loss	75,000	40,000	450,000	125,000

Net interest income after provision for loan loss	2,233,952	2,241,173	6,476,701	6,217,472

Non-interest income:
Loan fees	19,359	11,778	69,883	55,286
Service charges on deposits	528,203	544,686	1,612,252	1,570,203
Net rental income	13,965	13,796	38,049	23,888
Other income	35,557	33,705	105,152	144,724

Total non-interest income	597,084	603,965	1,825,336	1,794,101

Non-interest expenses:
Salaries and benefits	920,478	866,644	2,744,206	2,645,315
Occupancy expenses	372,965	376,699	1,125,288	1,092,889
Legal expense	47,164	67,939	181,660	187,725
Professional fees	78,000	62,900	230,500	186,400
Computer expense	70,046	63,772	207,742	176,076
Director fees	55,500	54,200	167,275	169,150
FDIC and NYSBD assessments	102,000	44,500	279,000	137,500
Other expenses	303,661	299,076	939,279	941,002

Total non-interest expenses	1,949,814	1,835,730	5,874,950	5,536,057

Income before income taxes	881,222	1,009,408	2,427,087	2,475,516

Provision (benefit) for income taxes:
Current	407,432	777,900	1,283,635	1,511,490
Deferred	(679)	(311,196)	(163,365)	(366,898)

Total provision for income taxes	406,753	466,704	1,120,270	1,144,592

Net income	$474,469	$542,704	$1,306,817	$1,330,924

Basic income per common share	$0.26	$0.29	$0.72	$0.72

Diluted net income per share	$0.26	$0.29	$0.72	$0.71

Book value per common share	$13.69	$11.53	$13.69	$11.53